Exhibit 10.14 A

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“Amendment”) is entered into and dated as of September     , 2007 (the “Effective Date”) by and between BRITANNIA HACIENDA VIII LLC, a Delaware limited liability company (“Landlord”) and LINKEDIN CORPORATION, a Delaware corporation (“Tenant”), with reference to the following facts:

Recitals

A. Landlord and Tenant are parties to a Lease dated as of March 20, 2007 (the “Initial Lease”), covering premises consisting of approximately 37,293 square feet of space constituting Suite 200 (the “Initial Premises”) of the building commonly known as 2029 Stierlin Court (the “Building”) in the Britannia Shoreline Technology Park in Mountain View, California (the “Center”). The term of the Initial Lease is scheduled to expire on April 30, 2010, subject to one 2-year renewal option as set forth in the Initial Lease.

B. As of the Expansion Commencement Date (as defined below), Landlord and Tenant wish to add space consisting of approximately 22,807 square feet constituting Suite 100 of the Building to the Initial Premises for the remainder of the term of the Lease and, if applicable, for any renewal term duly elected by Tenant under the Lease. For purposes of this Amendment and of the Initial Lease as modified by this Amendment, the term “Expansion Premises” shall mean Suite 100 described in the preceding sentence; the term “Premises” shall mean and include both the Initial Premises and the Expansion Premises; and the term “Lease” shall mean the Initial Lease as modified by this Amendment.

C. In connection with the addition of the Expansion Premises to the Initial Premises pursuant to this Amendment, Landlord and Tenant also wish to modify certain provisions of the Initial Lease and certain of their respective rights and obligations thereunder, all subject to and as more particularly set forth in this Amendment. As of the Effective Date, this Amendment modifies and amends the Initial Lease and supersedes any inconsistent provisions of the Initial Lease with respect to the matters covered by this Amendment.

D. Capitalized terms used in this Amendment as defined terms but not specifically defined in this Amendment shall have the meanings assigned to such terms in the Initial Lease.

Agreement

NOW, THEREFORE, in consideration of the mutual agreements contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Expansion Premises Included in Premises; Base Rent; Pro Rata Share; Utilities.

(a) As of the day on which Landlord delivers possession of the Expansion Premises to Tenant in the condition required under this Amendment (such day being referred to herein as the “Expansion Commencement Date”), the Expansion Premises are added to the Initial Premises and shall constitute part of the Premises under the Lease for all purposes, except as otherwise expressly provided herein. For purposes of determining the Expansion Commencement Date, the Expansion Premises shall be deemed to be in the condition required under this Amendment if they comply in all material respects with the condition required under Paragraph 3 of this Amendment, subject only to “punch list” items which do not materially interfere with Tenant’s ability to occupy and use the Expansion Premises for the normal operation of Tenant’s business. To the extent any such “punch list” items exist on the Expansion Commencement Date, Landlord shall proceed with reasonable diligence to complete the repair or correction of such “punch list” items as promptly as practicable after the Expansion Commencement Date. The present expectation of the parties is that the Expansion Commencement Date will occur on or about November 1, 2007, but the parties acknowledge that Landlord’s ability to deliver the Expansion Premises to Tenant on or about that target date is subject to multiple variables, some of which may be beyond the control of Landlord, including (but not limited to) the surrender of the space by the preceding tenant of the Expansion Premises (the “Preceding Tenant”). During the period from the Effective Date until the Expansion Commencement Date, Landlord agrees to provide Tenant with periodic updates regarding the progress of delivery of the Expansion Premises and the anticipated Expansion Commencement Date, as reasonably requested in writing by Tenant from time to time. If the surrender of the Expansion Premises by the Preceding Tenant occurs before the target date specified above, Landlord will use its commercially reasonable efforts to deliver the Expansion Premises to Tenant as promptly as practicable thereafter, and the parties acknowledge that the Expansion Commencement Date might occur as early as October 16, 2007.

(b) The Expansion Premises are fully constructed as of the Effective Date, have been measured by Landlord’s Architect and, applying the measurement formula customarily used by Landlord to measure square footage of buildings in the Center, have been determined to contain 22,807 square feet, which measurement is final and binding on the parties, is hereby accepted by the parties for all purposes under this Amendment and under the Lease, and is not subject to remeasurement or adjustment. Page 2 of the Building Plan attached to the Initial Lease as Exhibit A-2, which page shows the first floor layout of the Building, is hereby deleted in its entirety and replaced with the layout set forth in Exhibit A attached hereto and incorporated herein by this reference. Because other tenants of the Building now require roof-top access, the stairwells, which were described as Premises exclusive use areas on the first floor of Building in the Initial Lease, are now common areas as shown on the attached Exhibit A.

(c) Prior to January 1, 2008 (the “Expansion Rent Commencement Date”), Tenant shall have no obligation to pay monthly minimum rental for the Expansion Premises. Effective as of the Expansion Rent Commencement Date, the monthly minimum rental payable by Tenant pursuant to Section 3.1(a) of the Lease for the Expansion Premises, and the combined monthly minimum rental payable by Tenant for the Premises, for the remaining Term of the Lease shall be as set forth in Part I of Schedule 1 attached hereto and incorporated herein by this reference. Notwithstanding the foregoing, if the Expansion Commencement Date does not occur by November 1, 2007, then the Expansion Rent Commencement Date shall be delayed until the date which is two (2) months after the Expansion Commencement Date. In addition, if the Expansion Commencement Date does not occur by January 1, 2008, then Tenant shall have the right to terminate this Amendment (and thereby to terminate any and all obligations of Tenant with respect to the Expansion Premises) by written notice at any time after January 1, 2008 and prior to the actual occurrence of the Expansion Commencement Date. Except as expressly set forth in this Paragraph 1(c), Landlord shall have no liability or obligation to Tenant for any failure or inability of Landlord to cause the Expansion Commencement Date to occur on November 1, 2007 or at any time thereafter.

(d) The square footage used in Part I of Schedule 1 in calculating the monthly minimum rental applicable to the Expansion Premises for periods prior to May 1, 2008, in being less than the entire square footage of the Expansion Premises, is not meant to imply any limitation on Tenant’s right or ability to have access to and to use the entire Expansion Premises during such months, and shall not affect in any way the calculation of Tenant’s Operating Cost Share under the Lease (which shall include the entire square footage of the Expansion Premises, beginning on the date specified in Paragraph 1(e) below). Such reduced square footage in Part I of Schedule 1 merely represents a method of implementing an economic agreement between the parties with respect to the calculation of Tenant’s monthly minimum rental obligation during the periods prior to May 1, 2008.

(e) Effective as of the Expansion Commencement Date, Tenant’s Operating Cost Share under the Lease (i) in the case of Operating Expenses that are reasonably allocable solely to the Premises shall be one hundred percent (100%), (ii) in the case of Operating Expenses that are reasonably allocable to the Building shall be eighty-eight and seventy-nine one-hundredths percent (88.79%), and (iii) in the case of Operating Expenses (if any) that are determined and allocated on a Center-wide basis shall be shall be eight and thirty-two one-hundredths percent (8.32%). The percentages in the immediately preceding sentence are based on a rentable square footage of 60,100 square feet for the entire Premises, of 67,684 square feet for the Building, and of 722,788 square feet for all of the buildings presently located in the Center.

(f) Notwithstanding the provisions of Paragraph 1(e) above, from and after the Expansion Commencement Date, Tenant shall be responsible for payment of all costs for utilities and services supplied to the entire Premises.

2.	Term; Renewal Option.

(a) The Termination Date for the initial term of the Lease shall remain unchanged and shall be applicable to the entire Premises.

(b) Tenant shall continue to have the option set forth in Section 2.6 of the Initial Lease to extend the initial term of the Lease, at the minimum rental set forth in Part II of Schedule 1 attached hereto and incorporated herein by this reference and otherwise upon all the terms and provisions applicable to the initial term of the Lease, for one (1) additional period of two (2) years, commencing upon the expiration of the initial Term of the Lease. The renewal option set forth in such Section 2.6 of the Lease may be exercised by Tenant or by any permitted assignee of Tenant’s interest under the Lease that is in possession of the Premises at the time of such exercise, but may not be exercised by or assigned to any subtenant of the Premises or any portion thereof.

3. Condition of Expansion Premises. Tenant is accepting the Expansion Premises “as is,” in their presently existing condition, except as otherwise expressly set forth in this Amendment, and acknowledges that the provisions of the Workletter (Exhibit B to the Lease) do not apply to the Expansion Premises and that Landlord has no obligation to make any improvements to the Premises or to provide any improvement allowance to Tenant in connection with this Amendment, except as follows:

(a) Tenant acknowledges that any furniture, equipment, trade fixtures and other personal property belonging to and removed by the Preceding Tenant prior to the Expansion Commencement Date is excluded from the “as is” delivery condition described above. Landlord shall deliver the Expansion Premises on the Expansion Commencement Date in broom-clean condition, with all furniture, equipment, trade fixtures and personal property of the Preceding Tenant removed, and with any material damage caused by such removal repaired at no expense to Tenant. Such repair obligation shall include patching of any holes or similar damage caused by such removal, but shall not include painting of interior walls (such painting being the responsibility of Tenant as set forth in Paragraph 3(d) below).

(b) Landlord shall cause (i) the roof and structural elements of the Building and (ii) all mechanical, electrical, plumbing, HVAC and life safety systems serving the Expansion Premises to be in good working condition as of the Expansion Commencement Date. Thereafter, the repair and maintenance obligations of the respective parties with respect to the Expansion Premises shall be governed by the applicable provisions of the Lease, except that Tenant shall have until 120 days after the Expansion Rent Commencement Date to ascertain that all such elements and systems serving the Expansion Premises were in good working condition as of the Expansion Commencement Date and to notify Landlord, by “punch list” or other written notice, of any respects in which such elements and systems were not in the required condition as of the Expansion Commencement Date.

(c) In addition to any remaining balance of the Tenant Improvement Allowance under the Initial Lease (which remaining balance the parties acknowledge is presently approximately $372,930), Landlord shall provide Tenant with a tenant improvement allowance pursuant to this Amendment in the amount of Two Hundred Twenty-eight Thousand Seventy Dollars ($228,070) (the “Expansion Premises TI Allowance”), which Expansion Premises TI Allowance is equivalent to a rate of $10 per rentable square foot in the Expansion Premises, for construction of office improvements in the Expansion Premises. Terms and conditions relating to the Expansion Premises TI Allowance and to the construction of any alterations and improvements that Tenant elects to construct or install in the Premises with the Expansion Premises TI Allowance shall be the same as those set forth in the Initial Lease and in the Workletter with respect to the Tenant Improvement Allowance and the construction of alterations, additions, improvements and Tenant’s work thereunder, subject to the following modifications and clarifications:

(i) Any portion of the Expansion Premises TI Allowance that has not been claimed or drawn by Tenant by October 31, 2008 (the “Expansion Premises TI Allowance Expiration Date”) shall expire and shall no longer be available to Tenant thereafter; except that if the Expansion Commencement Date does not occur by November 1, 2007, then the Expansion Premises TI Allowance Expiration Date shall be delayed until the day immediately preceding the first anniversary of the Expansion Commencement Date. The expiration date with respect to the Tenant Improvement Allowance under the Initial Lease shall remain unchanged. The cost of any refurbishments, alterations or improvements made by Tenant that are not eligible for expenditure of the Expansion Premises TI Allowance funds, and any amount by which the cost of refurbishments, alterations and improvements made by Tenant exceeds the available Expansion Premises TI Allowance (plus, to the extent applicable, the remaining balance of the Tenant Improvement Allowance under the Initial Lease), shall be Tenant’s sole cost and expense. The Expansion Premises TI Allowance is provided as part of the basic consideration to Tenant under this Amendment and will not result in any rental adjustment or additional rent beyond the minimum monthly rent expressly provided in the Lease as modified by Paragraph 1 hereof and Schedule 1 attached hereto.

(d) In connection with Tenant’s refurbishment, improvement and occupancy of the Expansion Premises, Tenant agrees to cause the interior walls of the Expansion Premises to be painted and patched where needed to ensure an overall sightly appearance, at Tenant’s sole expense (subject to Tenant’s right to use the Expansion Premises TI Allowance), except that any material damage caused by the removal of any signage, furniture, equipment, trade fixtures and personal property of the Preceding Tenant shall be repaired by Landlord, at Landlord’s sole expense, as provided for in Paragraph 3(a) hereof (except with respect to any required repainting, which shall be Tenant’s responsibility and expense, subject to Tenant’s right to use the Expansion Premises TI Allowance).

(e) In connection with Tenant’s refurbishment, improvement and occupancy of the Expansion Premises, Tenant shall have the right to install interior signage on or about the entrance to the Expansion Premises, at Tenant’s sole expense, subject to (i) Landlord’s prior approval as to location, size, design and composition of such signage (which approval shall not be unreasonably withheld or delayed), (ii) Landlord’s established sign criteria or signage program for the Center, consistent with other tenant signage programs in the Center, (iii) all restrictions and requirements imposed by applicable law and/or by applicable governmental authorities, and (iv) any additional restrictions and requirements set forth in the Initial Lease regarding signage.

4. Parking. As of the Expansion Commencement Date, the ratio of non-reserved, non-exclusive parking spaces made available for use by Tenant with respect to the Expansion Premises shall be the same as that set forth in Section 17.20 of the Initial Lease with respect to the Initial Premises (i.e., approximately three (3) spaces per 1,000 rentable square feet).

5. Security Deposit. Contemporaneously with the full execution and delivery of this Amendment, (a) Tenant shall deposit with Landlord, in accordance with Section 16 of the Initial Lease, the sum of Fifty-Eight Thousand and No/100 Dollars ($58,000.00) to be held by Landlord as additional security for the faithful performance of all of the terms, covenants and conditions of the Lease with respect to the Premises, (b) such additional amount will become part of the Security Deposit for all purposes of the Lease, and (c) the required amount of the Security Deposit as set forth in Section 16.1(a) of the Initial Lease and the Required Amount as defined in Section 16.1(b)(i) of the Initial Lease are each increased to Two Hundred Forty-Seven Thousand Four Hundred Fifty and No/100 Dollars ($247,450.00).

6. Brokers. CB Richard Ellis, Inc. is the broker of record representing Landlord, and Cornish & Carey Commercial is the broker of record representing Tenant, in connection with this Amendment. Landlord shall pay each such broker a commission in connection with the execution of this Amendment in accordance with a separate agreement(s). Each of Landlord and Tenant respectively (i) represents and warrants that no other broker participated in the consummation of this Amendment and (ii) agrees to indemnify, defend and hold the other party harmless against any liability, cost or expense, including (but not limited to) reasonable attorneys’ fees, arising out of any claims for brokerage commissions or other similar compensation in connection with any conversations, prior negotiations, agreements or other dealings by the indemnifying party with any other broker in connection with this Amendment.

7. Entire Agreement. This Amendment constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all prior negotiations, discussions, terms sheets, understandings and agreements, whether oral or written, between the parties with respect to such subject matter (other than the Lease itself, as expressly amended hereby).

8. Execution and Delivery. This Amendment may be executed in one or more counterparts and by separate parties on separate counterparts, effective when each party has executed at least one such counterpart or separate counterpart, but each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument.

9. Full Force and Effect. Except as expressly set forth herein, the Lease has not been modified or amended and remains in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the Effective Date.

“Landlord”		“Tenant”

BRITANNIA HACIENDA VIII LLC, a Delaware limited liability company		LINKEDIN CORPORATION, a Delaware corporation

By:	/s/ Marshall Lees	By:	/s/ Sarah Imbach

		Name:	Sarah Imbach

		Title:	VP Revenue & Customer Operations

By:

Name:

Title:

EXHIBIT A

REVISED FIRST FLOOR BUILDING PLAN

[See attached one (1) page.]

LEGEND:
PULTEC
7125 SF
CONFERENCE
386 SF
STORAGE
483 SF
CORRIDOR
EQUIP.
VEST.
WOMEN
MEN
OFFICE
FACILITIES
COPY
SERVER ROOM
VENDING
KITCHEN
MECH.
ELECT.
MAIL ROOM
DOCK
218 SF

1 FIRST FLOOR PLAN - AREA CALCULATIONS

DES
ARCHITECTS
ENGINEERS

Britannia Hacienda VIII, LLC
c/o Slough Estates USA Inc.
444 NORTH MICHIGAN AVENUE, SUITE 3230
CHICAGO, IL 60611

BRITANNIA SHORELINE TECHNOLOGY PARK

BUILDING 7
2029 STIERLIN COURT
MOUNTAIN VIEW, CA

FIRST FLOOR
AREA CALCULATIONS

DES PROJECT NO. 0000.000

A2.01

Schedule 1

Part I:

Monthly minimum rental during the remainder of the initial Term of the Lease (see Paragraph 1(b) of Amendment):

Period	Monthly Minimum Rental Rate	Initial Premises Square Feet	Expansion Premises Square Feet		Total Monthly Minimum Rent
ECD+ - 12131/07*	$2.40 psf	37,293 sf	none	**	$89,503.20
01/01108* - 04/30/08	$2.40 psf	37,293 sf	10,000 sf	**	$113,503.20
05/01/08 - 04/30/09	$2.47 psf	37,293 sf	22,807 sf		$148,447.00
05/01/09 - 04/30/10	$2.54 psf	37,293 sf	22,807 sf		$152,654.00

+	“ECD” stands for Expansion Commencement Date
*	Date subject to adjustment as provided in Amendment
**	“Deemed” square footage solely for rent calculation purposes

Part II:

Monthly minimum rental for entire Premises during extended term, if applicable (see Paragraph 2(b) of Amendment):

Period	Monthly Minimum Rental Rate	Total Premises Square Feet	Total Monthly Minimum Rent
05/01/10 -04/30/11	$2.6416 psf	60,100 sf	$158,760.16
05/01/11 - 04/30/12	$2.7473 psf	60,100 sf	$165,112.73